Exhibit 99.1

Newmont Announces Third Quarter 2022 Results

Newmont remains on track to achieve full-year guidance with stable third quarter production from diverse, global portfolio; focused on delivering long-term value to shareholders

DENVER--(BUSINESS WIRE)--November 1, 2022--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced third quarter 2022 results.

THIRD QUARTER 2022 RESULTS

  Produced 1.49 million attributable ounces of gold and 299 thousand attributable gold equivalent ounces (GEO) from co-products; due to timing of shipments at Peñasquito, 38 thousand attributable gold ounces and 20 thousand GEOs of third quarter production will be sold in the fourth quarter
  Reported gold Costs Applicable to Sales (CAS)* of $968 per ounce and All-In Sustaining Costs (AISC)* of $1,271 per ounce
  On track to achieve full-year guidance of 6.0 million ounces of attributable gold production with Gold CAS of $900 per ounce and Gold AISC of $1,150 per ounce, as well as 1.3 million gold equivalent ounce production from copper, silver, lead and zinc with Co-Product CAS of $750 per GEO and Co-Product AISC of $1,050 per GEO**
  Generated $466 million of cash from continuing operations and reported $(63) million of Free Cash Flow*, impacted by one-time working capital payments totaling $210 million and the timing of concentrate shipments at Peñasquito with an approximate sales value of $80 million
  Reported Adjusted Net Income (ANI)* of $0.27 per share and Adjusted EBITDA* of $850, impacted by lower metal prices and timing of sales
  Declared third quarter dividend of $0.55 per share, calibrated at an $1,800 per ounce gold price***
  $1 billion share repurchase program to be used opportunistically, with $475 million remaining***
  Ended the quarter with $3.1 billion of consolidated cash, $653 million of time deposits with a maturity of less than one year, and $6.7 billion of liquidity; reported net debt to adjusted EBITDA ratio of 0.5x*
  Announced the delay and review of the Yanacocha Sulfides project and appointment of Dean Gehring to Chief Development Officer - Peru to lead operations and strategy in the region
  Advancing profitable near-term projects, including Tanami Expansion 2, Ahafo North, Pamour and Cerro Negro District Expansion 1
  Announced and closed the sale of Newmont's 18.75% stake in the MARA project joint venture to Glencore International AG for $125 million, with a minimum $30 million deferred payment upon successfully reaching commercial production
  Published inaugural Taxes and Royalties Contribution Report, providing an overview of our tax strategy and economic contributions as part of our commitment to shared value creation

"Newmont delivered solid third quarter production of 1.5 million gold ounces as we build momentum for strong production in the fourth quarter. Newmont remains well-positioned to respond to the challenging market environment that our industry faces today. We continue to leverage our leadership and collective experience, as well as the strength of our global portfolio with the size and scale to build a resilient and sustainable future. Supported by our clear long-term strategy, we continue to focus on safely delivering production through our responsibly managed portfolio of world-class assets, while investing in our future and creating value for all of our stakeholders."

- Tom Palmer, Newmont President and Chief Executive Officer

*Non-GAAP metrics; see reconciliations at the end of this release.
**See discussion of outlook and cautionary statement at end of release regarding forward-looking statements.
***See cautionary statement at the end of this release, including with respect to future dividends and share buybacks.

THIRD QUARTER 2022 FINANCIAL AND PRODUCTION SUMMARY
	Q3'22	Q2'22	Q1'22	Q3'21
Average realized gold price ($ per ounce)	$1,691	$1,836	$1,892	$1,778
Attributable gold production (million ounces)	1.49	1.50	1.34	1.45
Gold costs applicable to sales (CAS) ($ per ounce)	$968	$932	$890	$830
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,271	$1,199	$1,156	$1,120
GAAP net income from continuing operations ($ millions)	$218	$379	$432	$(8)
Adjusted net income ($ millions)	$212	$362	$546	$483
Adjusted EBITDA ($ millions)	$850	$1,149	$1,390	$1,316
Cash flow from continuing operations ($ millions)	$466	$1,033	$689	$1,133
Capital expenditures ($ millions)	$529	$519	$437	$398
Free cash flow ($ millions)	$(63)	$514	$252	$735

Attributable gold production1 increased 3 percent to 1,487 thousand ounces from the prior year quarter primarily due to higher ore grade milled at Ahafo, Akyem and Boddington. In addition, the current quarter benefited from the 100% ownership of Yanacocha compared to the prior year. These increases were partially offset by lower production volumes from Nevada Gold Mines. Attributable gold sales versus production was impacted by the timing of concentrate shipments at Peñasquito, partially due to inclement weather and earthquakes which impacted shipping logistics. All finished goods inventory at September 30th will be sold in the fourth quarter.

Gold CAS totaled $1.3 billion for the quarter. Gold CAS per ounce2 increased 17 percent to $968 per ounce from the prior year quarter primarily due to lower gold sales volumes and higher direct operating costs as a result of inflationary pressures, driven by higher labor costs and an increase in commodity input costs, including higher fuel and energy costs.

Gold AISC per ounce3 increased 13 percent to $1,271 per ounce from the prior year quarter primarily due to higher CAS per gold ounce.

Attributable gold equivalent ounce (GEO) production from other metals decreased 5 percent to 299 thousand ounces primarily due to lower ore grade milled at Peñasquito. Attributable GEO sales versus production was impacted by the timing of concentrate shipments at Peñasquito, partially due to inclement weather and earthquakes which impacted shipping logistics. All finished goods inventory at September 30th will be sold in the fourth quarter.

CAS from other metals totaled $200 million for the quarter. CAS per GEO2 increased 12 percent to $712 per ounce from the prior year quarter primarily due to lower other metal sales at Peñasquito, as well as higher direct operating costs as a result of inflationary pressures, driven by higher labor costs and an increase in commodity input costs, including higher fuel and energy costs.

AISC per GEO3 increased 13 percent to $999 per ounce primarily due to higher CAS per GEO and higher sustaining capital spend.

Average realized price for gold was $1,691, a decrease of $87 per ounce over the prior year quarter. Average realized gold price includes $1,716 per ounce of gross price received, an unfavorable impact of $17 per ounce mark-to-market on provisionally-priced sales and reductions of $8 per ounce for treatment and refining charges.

Revenue decreased 9 percent from the prior year quarter to $2.6 billion primarily due to lower average realized metal prices, excluding zinc, and lower sales volumes.

Net income from continuing operations attributable to Newmont stockholders was $218 million or $0.28 per diluted share, an increase of $226 million from the prior year quarter primarily due to the loss recognized on the sale of the Conga mill assets in the prior year, lower income tax expense and a gain on the change in fair value of marketable and other equity securities compared to a loss in the prior year. These increases were partially offset by lower realized metal prices, lower sales volumes and higher CAS predominately resulting from the impacts of inflation compared to the prior year quarter.

Adjusted net income4 was $212 million or $0.27 per diluted share, compared to $483 million or $0.60 per diluted share in the prior year quarter.

Adjusted EBITDA5 decreased 35 percent to $0.9 billion for the quarter, compared to $1.3 billion for the prior year quarter.

Capital expenditures6 increased 33 percent from the prior year quarter to $529 million primarily due to higher development capital spend. Development capital expenditures in 2022 primarily relate to Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, Pamour and Cerro Negro District Expansion 1.

Consolidated operating cash flow from continuing operations decreased 59 percent from the prior year quarter to $466 million primarily due to an increase in operating cash expenditures resulting from the impacts of inflation on input costs, a $95 million payment related to the Peñasquito profit-sharing agreement related to 2021 results, an $83 million payment related to the Ghanaian employment model change and a $34 million payment related to our strategic alliance with Caterpillar Inc., as well as lower sales revenue and an increase in payments for reclamation and remediation obligations. Free Cash Flow7 decreased to $(63) million from $735 million in the prior year quarter primarily due to lower operating cash flow and higher development capital expenditures.

Balance sheet and liquidity ended the quarter with $3.1 billion of consolidated cash and $653 million of time deposits with a maturity of less than one year; $6.7 billion of total liquidity and reported net debt to adjusted EBITDA of 0.5x8.

Nevada Gold Mines (NGM) attributable gold production was 267 thousand ounces, with CAS of $1,104 per ounce and AISC of $1,358 per ounce for the third quarter. NGM EBITDA9 was $158 million.

Pueblo Viejo (PV) attributable gold production was 81 thousand ounces for the quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $40 million in the third quarter.

THIRD QUARTER 2022 EARNINGS DRIVERS

Compared to the second quarter of 2022, lower realized metal prices, including unfavorable mark-to-market adjustments on provisionally-priced sales, impacted earnings by approximately $200 million. In addition, lower sales volumes impacted earnings by approximately $130 million. Third quarter sales volumes were 38 thousand attributable gold ounces and 20 thousand GEOs lower than production at Peñasquito due to the timing of concentrate shipments which will be sold in the fourth quarter. These impacts were partially offset by the $70 million incremental expense recognized in the second quarter for the Peñasquito profit-sharing agreement related to 2021 results.

COVID UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred incremental Covid specific costs of $6 million during the quarter for activities such as additional health and safety procedures, increased transportation. The majority of the additional incremental Covid specific costs have not been adjusted from our non-GAAP metrics.

PROJECTS UPDATE10

Newmont’s project pipeline supports stable production with improving margins and mine life. Newmont's 2022 and longer-term outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1. Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and reduce operating costs by approximately 10 percent. Development costs (excluding capitalized interest) since approval were $451 million, of which $167 million related to the nine months ended September 30, 2022. Total capital costs are expected to be approximately 25% above the prior estimate, incorporating the significant impacts from Covid-related restrictions and protocols and the current market conditions for labor and materials. Commercial production for the project is expected to be in early 2025. Formal updates to capital estimates and estimated project completion will be provided later in the year.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year for the first five full years of production. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured, Indicated and Inferred Resources and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Development costs (excluding capitalized interest) since approval were $171 million, of which $104 million related to the nine months ended September 30, 2022. Total capital costs are expected to be approximately 15% above the prior estimate, incorporating the cost associated with delayed land access. Commercial production for the project is expected to be in mid-2025. Formal updates to capital estimates and estimated project completion will be provided once full land access is granted, anticipated in early 2023.
  Yanacocha Sulfides11 (South America) will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to produce 45% gold, 45% copper and 10% silver. The project economics, timing and optionality are currently being evaluated by management, and remain subject to an investment decision. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.
  Pamour (North America) extends the life of Porcupine and maintains production beginning in 2024. The project will optimize mill capacity, adding volume and supporting high grade ore from Borden and Hoyle Pond, while supporting further exploration in a highly prospective and proven mining district. An investment decision is expected in 2023 with estimated capital costs between $350 and $450 million.
  Cerro Negro District Expansion 1 (South America) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production to above 350,000 ounces beginning in 2024. Development capital costs for the project are estimated to be approximately $300 million. This project provides a platform for further exploration and future growth through additional expansions
1 Attributable gold production for the third quarter 2022 includes 81 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%).
2 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
6 Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Non-GAAP measure. See page 14 for reconciliation.

10 Project estimates remain subject to change based upon uncertainties, including future market conditions, continued impacts from the COVID-19 pandemic, the Russian invasion of Ukraine, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.

11 As a response to the current market conditions, record inflation rates, the rising prices for commodities and raw materials, prolonged supply chain disruptions, competitive labor markets and consideration of capital allocation, in the third quarter of 2022 the Company announced the delay of the full-funds investment decision for the Yanacocha Sulfides project in Peru. While the Company has extended the timeline of the full-funds decision, assessment of the project remains a priority in Peru as the Company continues to advance engineering and long-term procurement activities. The delay of the Yanacocha Sulfides project is intended to focus funds on current operations and other capital commitments while management assesses execution and project timeline, plan and options, up to and including transitioning Yanacocha operations into full closure.

OUTLOOK

On July 25, 2022, Newmont provided revised 2022 outlook due to impacts on gold production estimates in the first half of the year, as well as the continued impact from inflationary pressures on costs. Today, the Company is reaffirming its latest 2022 outlook as detailed below.

Further updates about Newmont's long-term guidance will be provided in December 2022. Please see the cautionary statement in the end notes for additional information. For further discussion, investors are encouraged to attend Newmont’s Third Quarter 2022 Earnings Conference Call.

Newmont 2022 Outlook (+/- 5%) [a]	2022E
Consolidated Gold Production (Moz)	5.9
Consolidated Co-Product GEO Production (Moz) [b]	1.3
Consolidated Total GEO Production (Moz) [b]	7.2
Attributable Gold Production (Moz) [c]	6.0
Attributable Co-Product GEO Production (Moz) [b]	1.3
Attributable Total GEO Production (Moz) [b,c]	7.3
Gold CAS ($/oz)	900
Co-Product GEO CAS ($/oz) [b]	750
Total GEO CAS ($/oz) [b]	875
Gold AISC($/oz) [d]	1,150
Co-Product GEO AISC ($/oz) [b,d]	1,050
Total GEO AISC ($/oz) [b,d]	1,130
Consolidated Sustaining Capital Expenditures ($M)	1,000
Consolidated Development Capital Expenditures ($M)	1,100
Total Consolidated Capital ($M)	2,100
Attributable Sustaining Capital Expenditures ($M)	925
Attributable Development Capital Expenditures ($M) [e]	1,100
Total Attributable Capital ($M)	2,025
General & Administrative ($M)	270
Interest Expense ($M)	200
Depreciation and Amortization ($M)	2,300
Exploration & Advanced Projects ($M)	450
Adjusted Tax Rate [f,g]	30% - 34%

[a] 2022 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of July 25, 2022. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, updated 2022 Outlook includes actual results through June 30, 2022 and assumes $1,800/oz Au, $4.10/lb Cu, $21.00/oz Ag, $1.60/lb Zn, $0.95/lb Pb, $0.74 USD/AUD exchange rate, $0.80 USD/CAD exchange rate and $110/barrel WTI for the second half of 2022. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 which are included in Outlook. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b] Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.), and Zinc ($1.15/lb.) pricing.

[c] Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~285Koz in 2022; does not include the Company’s other equity investments. Attributable gold production outlook represents the Company's 75% interest in Merian.

[d] All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2022 CAS outlook.

[e] Attributable development capital accounts for the acquisition of the remaining interest in Yanacocha, including Buenaventura's 43.65% interest and Sumitomo Corporation's 5% interest, as announced on February 8, 2022 and April 12, 2022, respectively.

[f] The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.

[g] Assuming average prices of $1,800 per ounce for gold, $3.25 per pound for copper, $23.00 per ounce for silver, $0.95 per pound for lead, and $1.15 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2022 will be between 30%-34%.

	Three Months Ended September 30,				Nine Months Ended September 30,
Operating Results	2022	2021	% Change		2022	2021	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,369	1,357	1%		4,115	4,101	—%
Attributable gold equivalent ounces sold	281	301	(7	) %	964	930	4%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,691	$1,778	(5	) %	$1,806	$1,783	1%
Average realized copper price	$2.80	$3.99	(30	) %	$3.54	$4.19	(16	) %
Average realized silver price	$15.42	$18.34	(16	) %	$17.81	$20.32	(12	) %
Average realized lead price	$0.86	$0.99	(13	) %	$0.92	$0.96	(4	) %
Average realized zinc price	$1.25	$1.24	1%		$1.41	$1.21	17%

Attributable Production (koz)
North America	404	384	5%		1,029	1,194	(14	) %
South America	185	188	(2	) %	593	551	8%
Australia	296	274	8%		944	842	12%
Africa	254	210	21%		695	617	13%
Nevada	267	308	(13	) %	845	895	(6	) %
Total Gold (excluding equity method investments)	1,406	1,364	3%		4,106	4,099	—%
Pueblo Viejo (40%) (2)	81	85	(5	) %	220	254	(13	) %
Total Gold	1,487	1,449	3%		4,326	4,353	(1	) %

North America	254	275	(8	) %	819	820	—%
Australia	45	40	13%		160	115	39%
Total Gold Equivalent Ounces	299	315	(5	) %	979	935	5%

CAS Consolidated ($/oz, $/GEO)
North America	$980	$800	23%		$1,032	$767	35%
South America	$1,145	$958	20%		$1,010	$822	23%
Australia	$754	$788	(4	) %	$740	$767	(4	) %
Africa	$918	$886	4%		$877	$804	9%
Nevada	$1,104	$768	44%		$1,010	$755	34%
Total Gold	$968	$830	17%		$931	$779	20%
Total Gold (by-product)	$907	$698	30%		$847	$629	35%

North America	$699	$595	17%		$815	$564	45%
Australia	$776	$914	(15	) %	$768	$913	(16	) %
Total Gold Equivalent Ounces	$712	$638	12%		$807	$606	33%

AISC Consolidated ($/oz, $/GEO)
North America	$1,285	$1,026	25%		$1,318	$988	33%
South America	$1,423	$1,276	12%		$1,241	$1,119	11%
Australia	$984	$1,025	(4	) %	$938	$1,040	(10	) %
Africa	$1,085	$1,114	(3	) %	$1,067	$1,023	4%
Nevada	$1,358	$945	44%		$1,232	$931	32%
Total Gold	$1,271	$1,120	13%		$1,209	$1,064	14%
Total Gold (by-product)	$1,268	$1,041	22%		$1,192	$970	23%

North America	$982	$822	19%		$1,094	$781	40%
Australia	$888	$1,025	(13	) %	$893	$1,155	(23	) %
Total Gold Equivalent Ounces	$999	$887	13%		$1,098	$863	27%
(1)	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
(2)

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Sales	$2,634	$2,895	$8,715	$8,832

Costs and expenses
Costs applicable to sales (1)	1,545	1,367	4,688	3,895
Depreciation and amortization	508	570	1,614	1,684
Reclamation and remediation	53	117	163	220
Exploration	69	60	169	147
Advanced projects, research and development	80	40	169	108
General and administrative	73	61	210	190
Loss on assets held for sale	—	571	—	571
Other expense, net	11	43	68	134
	2,339	2,829	7,081	6,949
Other income (expense):
Other income (loss), net	56	(71)	(128)	(60)
Interest expense, net of capitalized interest	(55)	(66)	(174)	(208)
	1	(137)	(302)	(268)
Income (loss) before income and mining tax and other items	296	(71)	1,332	1,615
Income and mining tax benefit (expense)	(96)	(222)	(343)	(798)
Equity income (loss) of affiliates	25	39	81	138
Net income (loss) from continuing operations	225	(254)	1,070	955
Net income (loss) from discontinued operations	(5)	11	19	42
Net income (loss)	220	(243)	1,089	997
Net loss (income) attributable to noncontrolling interests	(7)	246	(41)	215
Net income (loss) attributable to Newmont stockholders	$213	$3	$1,048	$1,212

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$218	$(8)	$1,029	$1,170
Discontinued operations	(5)	11	19	42
	$213	$3	$1,048	$1,212

Weighted average common shares (millions):
Basic	794	799	793	800
Effect of employee stock-based awards	1	1	2	2
Diluted	795	800	795	802

Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$0.28	$(0.01)	$1.30	$1.47
Discontinued operations	(0.01)	0.01	0.02	0.05
	$0.27	$—	$1.32	$1.52
Diluted: (2)
Continuing operations	$0.28	$(0.01)	$1.30	$1.46
Discontinued operations	(0.01)	0.01	0.02	0.05
	$0.27	$—	$1.32	$1.51
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)

For the three months ended September 30, 2021, potentially dilutive shares were excluded in the computation of diluted loss per common share attributable to Newmont stockholders as they were antidilutive.

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$220	$(243)	$1,089	$997
Non-cash adjustments:
Depreciation and amortization	508	570	1,614	1,684
Loss on assets held for sale	—	571	—	571
Net loss (income) from discontinued operations	5	(11)	(19)	(42)
Reclamation and remediation	46	112	149	208
Deferred income taxes	(34)	(24)	(145)	(10)
Charges from pension settlement	—	—	130	—
Change in fair value of investments	(5)	96	91	180
Stock-based compensation	17	17	57	55
Other non-cash adjustments	19	32	34	(98)
Net change in operating assets and liabilities	(310)	13	(812)	(578)
Net cash provided by (used in) operating activities of continuing operations	466	1,133	2,188	2,967
Net cash provided by (used in) operating activities of discontinued operations	7	11	22	13
Net cash provided by (used in) operating activities	473	1,144	2,210	2,980

Investing activities:
Additions to property, plant and mine development	(529)	(398)	(1,485)	(1,212)
Purchases of investments	(657)	(2)	(665)	(18)
Contributions to equity method investees	(61)	(42)	(152)	(114)
Proceeds from asset and investment sales	16	26	57	111
Return of investment from equity method investees	13	—	52	18
Payment relating to sale of La Zanja	—	—	(45)	—
Acquisitions, net	—	—	(15)	(328)
Other	(5)	26	(4)	26
Net cash provided by (used in) investing activities	(1,223)	(390)	(2,257)	(1,517)

Financing activities:
Dividends paid to common stockholders	(437)	(440)	(1,310)	(1,321)
Acquisition of noncontrolling interests	—	—	(348)	—
Distributions to noncontrolling interests	(37)	(58)	(140)	(155)
Funding from noncontrolling interests	33	25	89	73
Repayment of debt	—	—	(89)	(550)
Payments on lease and other financing obligations	(16)	(18)	(50)	(54)
Payments for withholding of employee taxes related to stock-based compensation	(2)	(2)	(38)	(31)
Repurchases of common stock	—	(114)	—	(248)
Other	(1)	(90)	9	(77)
Net cash provided by (used in) financing activities	(460)	(697)	(1,877)	(2,363)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(20)	(3)	(29)	(3)
Net change in cash, cash equivalents and restricted cash	(1,230)	54	(1,953)	(903)
Cash, cash equivalents and restricted cash at beginning of period	4,370	4,691	5,093	5,648
Cash, cash equivalents and restricted cash at end of period	$3,140	$4,745	$3,140	$4,745

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$3,058	$4,636	$3,058	$4,636
Restricted cash included in Other current assets	18	2	18	2
Restricted cash included in Other non-current assets	64	107	64	107
Total cash, cash equivalents and restricted cash	$3,140	$4,745	$3,140	$4,745

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)
	At September 30, 2022	At December 31, 2021
ASSETS
Cash and cash equivalents	$3,058	$4,992
Time deposits and other investments	755	82
Trade receivables	289	337
Inventories	1,000	930
Stockpiles and ore on leach pads	694	857
Other current assets	524	498
Current assets	6,320	7,696
Property, plant and mine development, net	24,150	24,124
Investments	3,198	3,243
Stockpiles and ore on leach pads	1,839	1,775
Deferred income tax assets	208	269
Goodwill	2,771	2,771
Other non-current assets	657	686
Total assets	$39,143	$40,564

LIABILITIES
Accounts payable	$570	$518
Employee-related benefits	337	386
Income and mining taxes payable	174	384
Lease and other financing obligations	94	106
Debt	—	87
Other current liabilities	1,149	1,173
Current liabilities	2,324	2,654
Debt	5,569	5,565
Lease and other financing obligations	464	544
Reclamation and remediation liabilities	5,825	5,839
Deferred income tax liabilities	1,864	2,144
Employee-related benefits	364	439
Silver streaming agreement	850	910
Other non-current liabilities	483	608
Total liabilities	17,743	18,703

Contingently redeemable noncontrolling interest	—	48

EQUITY
Common stock	1,279	1,276
Treasury stock	(238)	(200)
Additional paid-in capital	17,354	17,981
Accumulated other comprehensive income (loss)	(7)	(133)
Retained earnings (accumulated deficit)	2,831	3,098
Newmont stockholders' equity	21,219	22,022
Noncontrolling interests	181	(209)
Total equity	21,400	21,813
Total liabilities and equity	$39,143	$40,564

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K filed with the SEC on February 24, 2022 for further information on the Non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.

Adjusted net income (loss)

Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$213	$0.27	$0.27	$1,048	$1.32	$1.32
Net loss (income) attributable to Newmont stockholders from discontinued operations	5	0.01	0.01	(19)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	218	0.28	0.28	1,029	1.30	1.30
Pension settlement (2)	—	—	—	130	0.16	0.16
Change in fair value of investments (3)	(5)	(0.01)	(0.01)	91	0.11	0.11
(Gain) loss on asset and investment sales (4)	(9)	(0.01)	(0.01)	26	0.03	0.03
Settlement costs (5)	2	—	—	20	0.03	0.03
Reclamation and remediation charges (6)	—	—	—	13	0.02	0.02
Restructuring and severance (7)	2	—	—	3	—	—
Impairment of long-lived and other assets (8)	1	—	—	3	—	—
COVID-19 specific costs (9)	—	—	—	1	—	—
Other (10)	—	—	—	(18)	(0.03)	(0.03)
Tax effect of adjustments (11)	1	—	—	(61)	(0.07)	(0.07)
Valuation allowance and other tax adjustments (12)	2	0.01	0.01	(117)	(0.14)	(0.14)
Adjusted net income (loss)	$212	$0.27	$0.27	$1,120	$1.41	$1.41

Weighted average common shares (millions): (13)		794	795		793	795
(1)	Per share measures may not recalculate due to rounding.
(2)

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

(4)

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss recognized on the sale of the La Zanja equity method investment partially offset by a gain on the sale of a royalty in NGM during the third quarter of 2022. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(5)	Settlement costs, included in Other expense, net, primarily are comprised of legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
(6)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. For further information, refer to Note 5 of the Condensed Consolidated Financial Statements.

(7)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

(8)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(9)

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

(10)

Primarily comprised of a reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022, included in Other income (loss), net.

(11)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.

(12)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2022 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $19 and $68, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(22) and $(48), net reductions to the reserve for uncertain tax positions of $4 and $(13), other tax adjustments of $1 and $1, and a tax settlement in Mexico of $— and $(125). For further information on reductions to the reserve for uncertain tax positions, refer to Note 8 of the Condensed Consolidated Financial Statements.

(13)	Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$3	$—	$—	$1,212	$1.52	$1.51
Net loss (income) attributable to Newmont stockholders from discontinued operations	(11)	(0.01)	(0.01)	(42)	(0.05)	(0.05)
Net income (loss) attributable to Newmont stockholders from continuing operations	(8)	(0.01)	(0.01)	1,170	1.47	1.46
Loss on assets held for sale, net (2)	372	0.47	0.46	372	0.47	0.46
Change in fair value of investments (3)	96	0.12	0.12	180	0.23	0.23
Reclamation and remediation charges (4)	79	0.10	0.10	109	0.14	0.14
Gain (loss) on asset and investment sales (5)	(3)	—	—	(46)	(0.05)	(0.05)
Impairment of long-lived and other assets (6)	6	0.01	0.01	18	0.02	0.02
Settlement costs (7)	—	—	—	11	0.01	0.01
Restructuring and severance, net (8)	—	—	—	9	0.01	0.01
COVID-19 specific costs (9)	1	—	—	3	—	—
Impairment of investments	1	—	—	1	—	—
Tax effect of adjustments (10)	(167)	(0.22)	(0.21)	(197)	(0.27)	(0.25)
Valuation allowance and other tax adjustments, net (11)	106	0.13	0.13	117	0.15	0.15
Adjusted net income (loss) (12)	$483	$0.60	$0.60	$1,747	$2.18	$2.18

Weighted average common shares (millions): (13)		799	800		800	802

(1)	Per share measures may not recalculate due to rounding.
(2)

Loss on assets held for sale, net, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. The assets were remeasured to fair value less costs to sell. Amounts are presented net of income (loss) attributable to noncontrolling interests of $(199) and $(199), respectively. For further information, refer to Note 1 of the Condensed Consolidated Financial Statements.

(3)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses on marketable and other equity securities and our investment instruments. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

(4)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statements for further information.

(5)

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents a gain on the sale of TMAC. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(6)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(7)	Settlement costs, included in Other expense, net, primarily are comprised of a voluntary contribution made to the Republic of Suriname.
(8)

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Amounts are presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

(9)

COVID-19 specific costs included in Other expense, net, primarily include amounts distributed from the Newmont Global Community Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $23 and $63, respectively, of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites.

(10)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.

(11)

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2021 is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $185 and $215 respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(11) and $(28) respectively, changes to the reserve for uncertain tax positions of $(1) and $21 respectively, and other tax adjustments of $2 and $(17), respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(69) and $(74), respectively.

(12)

Adjusted net income (loss) has not been adjusted for cash care and maintenance costs, included in Other expense, net, which represent costs incurred associated with our Tanami mine site being temporarily placed into care and maintenance in response to the COVID-19 pandemic during a portion of the three and nine months ended September 30, 2021. Cash care and maintenance costs were $6 and $8 during the three and nine months ended September 30, 2021, respectively.

(13)

Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with U.S. GAAP. For the three months ended September 30, 2021, potentially dilutive shares of 1 million were excluded from the computation of diluted loss per common share attributable to Newmont stockholders in the Condensed Consolidated Statement of Operations as they were antidilutive. These shares were included in the computation of adjusted net income per diluted share for the nine months ended September 30, 2021.

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization

Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss) attributable to Newmont stockholders	$213	$3	$1,048	$1,212
Net income (loss) attributable to noncontrolling interests	7	(246)	41	(215)
Net loss (Income) from discontinued operations	5	(11)	(19)	(42)
Equity loss (income) of affiliates	(25)	(39)	(81)	(138)
Income and mining tax expense (benefit)	96	222	343	798
Depreciation and amortization	508	570	1,614	1,684
Interest expense, net of capitalized interest	55	66	174	208
EBITDA	$859	$565	$3,120	$3,507
Adjustments:
Pension settlement (1)	$—	$—	$130	$—
Change in fair value of investments (2)	(5)	96	91	180
(Gain) loss on asset and investment sales (3)	(9)	(3)	26	(46)
Settlement costs (4)	2	—	20	11
Reclamation and remediation charges (5)	—	79	13	109
Restructuring and severance (6)	2	—	3	10
Impairment of long-lived and other assets (7)	1	6	3	18
COVID-19 specific costs (8)	—	1	1	3
Loss on assets held for sale (9)	—	571	—	571
Impairment of investments (10)	—	1	—	1
Other (11)	—	—	(18)	—
Adjusted EBITDA	$850	$1,316	$3,389	$4,364
(1)

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(2)

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

(3)

(Gain) loss on asset and investment sales, included in Other income (loss), net, for 2022 is primarily comprised of the loss recognized on the sale of the La Zanja equity method investment partially offset by a gain on the sale of a royalty in NGM in the third quarter of 2022 and for 2021 is primarily comprised of a gain on the sale of TMAC. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

(4)

Settlement costs, included in Other expense, net, are primarily comprised of a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022 and a voluntary contribution to the Republic of Suriname in 2021.

(5)

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. For further information, refer to Note 5 of the Condensed Consolidated Financial Statements.

(6)

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

(7)	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(8)

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

(9)

Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recognized due to the reclassification of the Conga mill assets as held for sale during the third quarter of 2021. For further information, refer to Note 1 of the Condensed Consolidated Financial Statements.

(10)	Impairment of investments, included in Other income (loss), net, primarily represents other-than-temporary impairment of other investments.
(11)

Primarily comprised of a reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022, included in Other income (loss), net.

Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$ 49	$ 162	$ 293	$ 499
Depreciation and amortization (1)	109	131	361	386
NGM EBITDA	$ 158	$ 293	$ 654	$ 885
(1)	Refer to Note 3 of the Condensed Consolidated Financial Statements.

Free Cash Flow

The following table sets forth a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$473	$1,144	$2,210	$2,980
Less: Net cash used in (provided by) operating activities of discontinued operations	$(7)	(11)	(22)	(13)
Net cash provided by (used in) operating activities of continuing operations	$466	1,133	2,188	2,967
Less: Additions to property, plant and mine development	$(529)	(398)	(1,485)	(1,212)
Free Cash Flow	$(63)	$735	$703	$1,755

Net cash provided by (used in) investing activities (1)	$(1,223)	$(390)	$(2,257)	$(1,517)
Net cash provided by (used in) financing activities	$(460)	$(697)	$(1,877)	$(2,363)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$473	$(11)	$462	$2,210	$(64)	$2,146
Less: Net cash used in (provided by) operating activities of discontinued operations	(7)	—	(7)	(22)	—	(22)
Net cash provided by (used in) operating activities of continuing operations	466	(11)	455	2,188	(64)	2,124
Less: Additions to property, plant and mine development (2)	(529)	4	(525)	(1,485)	25	(1,460)
Free Cash Flow	$(63)	$(7)	$(70)	$703	$(39)	$664

Net cash provided by (used in) investing activities (3)	$(1,223)			$(2,257)
Net cash provided by (used in) financing activities	$(460)			$(1,877)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests.

(2)

For the three months ended September 30, 2022, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $86 and $14, respectively, on a cash basis. For the nine months ended September 30, 2022, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $237 and $37, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,144	$(39)	$1,105	$2,980	$(92)	$2,888
Less: Net cash used in (provided by) operating activities of discontinued operations	(11)	—	(11)	(13)	—	(13)
Net cash provided by (used in) operating activities of continuing operations	1,133	(39)	1,094	2,967	(92)	2,875
Less: Additions to property, plant and mine development (2)	(398)	19	(379)	(1,212)	50	(1,162)
Free Cash Flow	$735	$(20)	$715	$1,755	$(42)	$1,713

Net cash provided by (used in) investing activities (3)	$(390)			$(1,517)
Net cash provided by (used in) financing activities	$(697)			$(2,363)
(1)

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

(2)

For the three months ended September 30, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $35 and $9, respectively, on a cash basis. For the nine months ended September 30, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $88 and $31, respectively, on a cash basis.

(3)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Net Debt

Management uses Net Debt to measure the Company’s liquidity and financial position. Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents and time deposits included in Time deposits and other investments, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents and time deposits are subtracted from Debt and Lease and other financing obligations as these are highly liquid, low-risk investments and could be used to reduce the Company's debt obligations. The Company believes the use of Net Debt allows investors and others to evaluate financial flexibility and strength of the Company's balance sheet. Net Debt is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of liquidity prepared in accordance with GAAP. Other companies may calculate this measure differently.

The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At September 30, 2022	At December 31, 2021
Debt	$5,569	$5,652
Lease and other financing obligations	558	650
Less: Cash and cash equivalents	(3,058)	(4,992)
Less: Time deposits (1)	(653)	—
Net debt	$2,416	$1,310
(1)

Time deposits are included within Time deposits and other investments on the Condensed Consolidated Balance Sheets. Refer to Note 10 of the Condensed Consolidated Financial Statements for further information.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per gold ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Costs applicable to sales (1)(2)	$1,345	$1,175	$3,910	$3,331
Gold sold (thousand ounces)	1,391	1,416	4,202	4,277
Costs applicable to sales per ounce (3)	$968	$830	$931	$779
(1)

Includes by-product credits of $22 and $27 during the three months ended September 30, 2022 and 2021, respectively, and $75 and $154 during the nine months ended September 30, 2022 and 2021, respectively.

(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Costs applicable to sales (1)(2)	$200	$192	$778	$564
Gold equivalent ounces - other metals (thousand ounces) (3)	281	301	964	930
Costs applicable to sales per gold equivalent ounce (4)	$712	$638	$807	$606
(1)	Includes by-product credits of $2 and $2 during the three months ended September 30, 2022 and 2021, respectively, and $6 and $5 during the nine months ended September 30, 2022 and 2021, respectively.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

(4)	Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold ounce for Nevada Gold Mines (NGM)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cost applicable to sales, NGM (1)(2)	$294	$232	$853	$674
Gold sold (thousand ounces), NGM	267	303	845	893
Costs applicable to sales per ounce, NGM (3)	$1,104	$768	$1,010	$755
(1)	See Note 3 to the Condensed Consolidated Financial Statements.
(2)	Excludes Depreciation and amortization and Reclamation and remediation.
(3)	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended September 30, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$64	$4	$3	$—	$1	$—	$12	$84	48	$1,750
Musselwhite	47	1	2	—	—	—	15	65	42	1,533
Porcupine	72	1	3	—	—	—	12	88	73	1,199
Éléonore	64	3	—	—	—	—	19	86	54	1,570
Peñasquito	109	3	1	1	—	8	20	142	144	982
Other North America	—	—	—	2	—	—	—	2	1	—
North America	356	12	9	3	1	8	78	467	362	1,285

Yanacocha	74	4	1	—	2	—	6	87	53	1,676
Merian	89	1	4	—	1	—	13	108	86	1,252
Cerro Negro	71	2	—	—	2	—	18	93	66	1,411
Other South America	—	—	—	3	(1)	—	—	2	—	—
South America	234	7	5	3	4	—	37	290	205	1,423

Boddington	148	3	1	—	1	4	19	176	177	1,001
Tanami	81	1	2	—	1	—	32	117	127	925
Other Australia	—	—	—	2	—	—	3	5	—	—
Australia	229	4	3	2	2	4	54	298	304	984

Ahafo	155	3	2	—	(1)	—	19	178	153	1,161
Akyem	77	8	1	—	—	—	7	93	100	930
Other Africa	—	—	—	2	1	—	1	4	—	—
Africa	232	11	3	2	—	—	27	275	253	1,085

Nevada Gold Mines	294	3	4	2	—	—	59	362	267	1,358
Nevada	294	3	4	2	—	—	59	362	267	1,358

Corporate and Other	—	—	19	53	—	—	3	75	—	—
Total Gold	$1,345	$37	$43	$65	$7	$12	$258	$1,767	1,391	$1,271

Gold equivalent ounces - other metals (10)
Peñasquito	$164	$4	$2	$1	$(1)	$30	$30	$230	234	$982
Other North America	—	—	—	1	—	—	—	1	—	—
North America	164	4	2	2	(1)	30	30	231	234	982

Boddington	36	1	—	(1)	—	3	2	41	47	873
Other Australia	—	—	—	—	—	—	—	—	—	—
Australia	36	1	—	(1)	—	3	2	41	47	888

Corporate and Other	—	—	1	7	—	—	1	9	—	—
Total Gold Equivalent Ounces	$200	$5	$3	$8	$(1)	$33	$33	$281	281	$999

Consolidated	$1,545	$42	$46	$73	$6	$45	$291	$2,048
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $24 and excludes co-product revenues of $284.
(3)	Includes stockpile and leach pad inventory adjustments of $11 at CC&V, $13 at Yanacocha, $2 at Akyem, and $21 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $17 and $25, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $28 and $8, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $1 at Porcupine, $2 at Peñasquito, $1 at Other North America, $4 at Yanacocha, $4 at Merian, $8 at Cerro Negro, $9 at Other South America, $6 at Tanami, $5 at Other Australia, $5 at Ahafo, $3 at Akyem, $5 at NGM and $50 at Corporate and Other, totaling $103 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)	Other expense, net adjusted for settlement costs of $2, restructuring and severance costs of $2, and impairment of long-lived and other assets of $1.
(7)

Includes sustaining capital expenditures of $96 for North America, $37 for South America, $54 for Australia, $26 for Africa, $57 for Nevada, and $6 for Corporate and Other, totaling $276 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $253. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(8)	Includes finance lease payments for sustaining projects of $15.
(9)	Per ounce measures may not recalculate due to rounding
(10)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Three Months Ended September 30, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$47	$2	$2	$—	$—	$—	$19	$70	49	$1,421
Musselwhite	38	—	1	—	—	—	10	49	35	1,379
Porcupine	69	2	2	—	—	—	9	82	72	1,139
Éléonore	60	1	—	—	1	—	10	72	58	1,243
Peñasquito	94	1	—	—	1	9	16	121	170	706
Other North America	—	—	—	1	—	—	—	1	—	—
North America	308	6	5	1	2	9	64	395	384	1,026

Yanacocha	92	20	1	—	9	1	4	127	67	1,908
Merian	80	2	2	—	1	—	9	94	106	884
Cerro Negro	54	1	1	—	6	—	16	78	63	1,231
Other South America	—	—	—	3	—	—	—	3	—	—
South America	226	23	4	3	16	1	29	302	236	1,276

Boddington	151	2	2	—	—	4	13	172	167	1,030
Tanami	69	—	1	—	12	—	29	111	111	986
Other Australia	—	—	—	2	—	—	1	3	—	—
Australia	220	2	3	2	12	4	43	286	278	1,025

Ahafo	112	2	1	—	2	—	19	136	123	1,100
Akyem	77	6	1	—	—	—	15	99	92	1,104
Other Africa	—	—	—	2	—	—	—	2	—	—
Africa	189	8	2	2	2	—	34	237	215	1,114

Nevada Gold Mines	232	2	4	2	1	2	43	286	303	945
Nevada	232	2	4	2	1	2	43	286	303	945

Corporate and Other	—	—	31	43	—	—	6	80	—	—
Total Gold	$1,175	$41	$49	$53	$33	$16	$219	$1,586	1,416	$1,120

Gold equivalent ounces - other metals (12)
Peñasquito	$155	$2	$—	$—	$2	$27	$26	$212	261	$819
Other North America	—	—	—	1	1	—	—	2	—	—
North America	155	2	—	1	3	27	26	214	261	822

Boddington	37	—	—	—	—	2	1	40	40	1,013
Other Australia	—	—	—	—	—	—	1	1	—	—
Australia	37	—	—	—	—	2	2	41	40	1,025

Corporate and Other	—	—	4	7	—	—	1	12	—	—
Total Gold Equivalent Ounces	$192	$2	$4	$8	$3	$29	$29	$267	301	$887

Consolidated	$1,367	$43	$53	$61	$36	$45	$248	$1,853
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $29 and excludes co-product revenues of $379.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Yanacocha.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $23, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $13 and $84, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $3 at CC&V, $1 at Éléonore, $2 at Peñasquito, $1 at Other North America, $4 at Yanacocha, $2 at Merian, $1 at Cerro Negro, $9 at Other South America, $6 at Tanami, $4 at Other Australia, $5 at Ahafo, $2 at Akyem, $4 at NGM and $3 at Corporate and Other, totaling $47 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes $6 of cash care and maintenance costs at Tanami associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $6 for North America, $11 for South America, $5 for Australia and $1 for Africa, totaling $23.

(8)	Adjusted for impairment of long-lived and other assets of $6, and distributions from the Newmont Global Community Support Fund of $1.
(9)

Includes sustaining capital expenditures of $76 for North America, $29 for South America, $42 for Australia, $33 for Africa, $43 for Nevada, and $7 for Corporate and Other, totaling $230 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $168. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(10)	Includes finance lease payments for sustaining projects of $18.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Nine Months Ended September 30, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$165	$11	$6	$—	$4	$—	$30	$216	130	$1,661
Musselwhite	143	4	5	—	1	—	32	185	114	1,619
Porcupine	209	3	9	—	—	—	35	256	201	1,271
Éléonore	197	7	1	—	3	—	45	253	151	1,675
Peñasquito (10)	323	8	3	1	1	21	52	409	408	1,002
Other North America	—	—	—	5	1	—	—	6	1	—
North America	1,037	33	24	6	10	21	194	1,325	1,005	1,318

Yanacocha	214	14	3	—	9	—	17	257	190	1,362
Merian	270	4	9	—	3	—	37	323	285	1,131
Cerro Negro	205	5	1	—	9	—	40	260	208	1,248
Other South America	—	—	—	8	(1)	—	—	7	—	—
South America	689	23	13	8	20	—	94	847	683	1,241

Boddington	491	12	3	—	2	12	46	566	616	921
Tanami	230	2	6	—	6	—	89	333	358	930
Other Australia	—	—	1	6	—	—	7	14	—	—
Australia	721	14	10	6	8	12	142	913	974	938

Ahafo	390	7	3	—	—	—	63	463	396	1,167
Akyem	220	23	2	—	—	—	24	269	299	900
Other Africa	—	—	1	7	1	—	2	11	—	—
Africa	610	30	6	7	1	—	89	743	695	1,067

Nevada Gold Mines	853	7	11	7	—	1	162	1,041	845	1,232
Nevada	853	7	11	7	—	1	162	1,041	845	1,232

Corporate and Other	—	—	58	146	(1)	—	9	212	—	—
Total Gold	$3,910	$107	$122	$180	$38	$34	$690	$5,081	4,202	$1,209

Gold equivalent ounces - other metals (11)
Peñasquito(10)	$647	$14	$8	$1	$3	$95	$98	$866	793	$1,092
Other North America	—	—	—	2	—	—	—	2	—	—
North America	647	14	8	3	3	95	98	868	793	1,094

Boddington	131	2	1	(1)	—	8	9	150	171	879
Other Australia	—	—	—	1	—	—	1	2	—	—
Australia	131	2	1	—	—	8	10	152	171	893

Corporate and Other	—	—	9	27	—	—	2	38	—	—
Total Gold Equivalent Ounces	$778	$16	$18	$30	$3	$103	$110	$1,058	964	$1,098

Consolidated	$4,688	$123	$140	$210	$41	$137	$800	$6,139
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $81 and excludes co-product revenues of $1,129.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at CC&V, $13 at Yanacocha, $3 at Merian, $2 at Akyem, and $49 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $49 and $74, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $85 and $29, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $2 at Porcupine, $5 at Peñasquito, $2 at Other North America, $8 at Yanacocha, $8 at Merian, $14 at Cerro Negro, $29 at Other South America, $15 at Tanami, $12 at Other Australia, $15 at Ahafo, $10 at Akyem, $13 at NGM and $64 at Corporate and Other, totaling $198 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net is adjusted for settlement costs of $20, impairment of long-lived and other assets of $3, restructuring and severance costs of $3 and distributions from the Newmont Global Community Support Fund of $1.

(7)

Includes sustaining capital expenditures of $256 for North America, $94 for South America, $143 for Australia, $86 for Africa, $160 for Nevada, and $13 for Corporate and Other, totaling $752 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $733. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(8)	Includes finance lease payments for sustaining projects of $48.
(9)	Per ounce measures may not recalculate due to rounding.
(10)	Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement. For further information, refer to Note 3 of the Condensed Consolidated Financial Statements.
(11)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Nine Months Ended September 30, 2021	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)(8)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(9)(10)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(11)
Gold
CC&V	$167	$5	$7	$—	$—	$—	$35	$214	168	$1,271
Musselwhite	114	1	5	—	1	—	28	149	109	1,366
Porcupine	196	4	11	—	—	—	31	242	212	1,144
Éléonore	178	2	2	—	4	—	47	233	186	1,253
Peñasquito	278	5	1	—	5	24	46	359	541	663
Other North America	—	—	—	3	1	—	—	4	—	—
North America	933	17	26	3	11	24	187	1,201	1,216	988

Yanacocha	174	56	3	—	25	1	12	271	196	1,385
Merian	244	4	5	—	4	—	29	286	322	886
Cerro Negro	163	4	2	—	16	—	41	226	189	1,198
Other South America	—	—	—	7	2	—	—	9	—	—
South America	581	64	10	7	47	1	82	792	707	1,119

Boddington	444	8	5	—	—	10	93	560	502	1,115
Tanami	204	1	3	—	15	—	84	307	342	897
Other Australia	—	—	—	7	1	—	4	12	—	—
Australia	648	9	8	7	16	10	181	879	844	1,040

Ahafo	296	6	4	—	5	—	55	366	331	1,105
Akyem	199	21	2	—	1	—	34	257	286	902
Other Africa	—	—	1	6	—	—	—	7	—	—
Africa	495	27	7	6	6	—	89	630	617	1,023

Nevada Gold Mines	674	7	10	7	3	2	128	831	893	931
Nevada	674	7	10	7	3	2	128	831	893	931

Corporate and Other	—	—	70	134	—	—	14	218	—	—
Total Gold	$3,331	$124	$131	$164	$83	$37	$681	$4,551	4,277	$1,064

Gold equivalent ounces - other metals (12)
Peñasquito	$462	$7	$1	$—	$8	$84	$74	$636	819	$778
Other North America	—	—	—	2	1	—	—	3	—	—
North America	462	7	1	2	9	84	74	639	819	781

Boddington	102	1	1	—	—	5	18	127	111	1,141
Other Australia	—	—	—	1	—	—	1	2	—	—
Australia	102	1	1	1	—	5	19	129	111	1,155

Corporate and Other	—	—	10	23	—	—	2	35	—	—
Total Gold Equivalent Ounces	$564	$8	$12	$26	$9	$89	$95	$803	930	$863

Consolidated	$3,895	$132	$143	$190	$92	$126	$776	$5,354
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $159 and excludes co-product revenues of $1,204.
(3)	Includes stockpile and leach pad inventory adjustments of $9 at CC&V, $18 at Yanacocha and $10 at NGM.
(4)

Reclamation costs include operating accretion and amortization of asset retirement costs of $60 and $72, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $39 and $121, respectively.

(5)

Advanced projects, research and development and exploration excludes development expenditures of $6 at CC&V, $3 at Porcupine, $3 at Éléonore, $2 at Peñasquito, $3 at Other North America, $8 at Yanacocha, $3 at Merian, $2 at Cerro Negro, $24 at Other South America, $15 at Tanami, $10 at Other Australia, $10 at Ahafo, $4 at Akyem, $12 at NGM and $7 at Corporate and Other, totaling $112 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6)

Other expense, net includes $8 of cash care and maintenance costs at Tanami associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended September 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

(7)

Other expense, net includes incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites of $19 for North America, $34 for South America, $6 for Australia and $4 for Africa, totaling $63.

(8)

Other expense, net is adjusted for impairment of long-lived and other assets of $18, settlement costs of $11, restructuring and severance costs of $10 and distributions from the Newmont Global Community Support Fund of $3.

(9)

Includes sustaining capital expenditures of $223 for North America, $82 for South America, $188 for Australia, $87 for Africa, $128 for Nevada, and $16 for Corporate and Other, totaling $724 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $488. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis for discussion of major development projects.

(10)	Includes finance lease payments for sustaining projects of $52.
(11)	Per ounce measures may not recalculate due to rounding.
(12)

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

A reconciliation of the 2022 Gold AISC outlook to the 2022 Gold CAS outlook, the 2022 Co-product AISC outlook to the 2022 Co-product CAS outlook and the 2022 Total GEO AISC outlook to the 2022 Total GEO CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2022 Outlook - Gold (1)(2)	Outlook Estimate (+/- 5%)
(in millions, except ounces and per ounce)
Cost Applicable to Sales (3)(4)	$5,330
Reclamation Costs (5)	150
Advanced Projects & Exploration (6)	150
General and Administrative (7)	235
Other Expense	50
Treatment and Refining Costs	60
Sustaining Capital (8)	875
Sustaining Finance Lease Payments	40
All-in Sustaining Costs	$6,890
Ounces (000) Sold (9)	6,000
All-in Sustaining Costs per Oz	$1,150
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2022 Outlook - Co-Product (1)(2)	Outlook Estimate (+/- 5%)
(in millions, except GEO and per GEO)
Cost Applicable to Sales (3)(4)	$970
Reclamation Costs (5)	20
Advanced Projects & Exploration (6)	20
General and Administrative (7)	35
Other Expense	20
Treatment and Refining Costs	160
Sustaining Capital (8)	125
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$1,370
Co-Product GEO (000) Sold (9)	1,300
All-in Sustaining Costs per Co Product GEO	$1,050
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).
2022 Outlook - Total GEO (1)(2)	Outlook Estimate (+/- 5%)
(in millions, except GEO and per GEO)
Cost Applicable to Sales (3)(4)	$6,300
Reclamation Costs (5)	170
Advanced Projects and Exploration (6)	170
General and Administrative (7)	270
Other Expense	70
Treatment and Refining Costs	220
Sustaining Capital (8)	1,000
Sustaining Finance Lease Payments	60
All-in Sustaining Costs	$8,260
Total GEO (000) Sold (9)	7,300
All-in Sustaining Costs per Total GEO	$1,130
(1)

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

(2)	All values are presented on a consolidated basis for Newmont.
(3)	Excludes Depreciation and amortization and Reclamation and remediation.
(4)	Includes stockpile and leach pad inventory adjustments.
(5)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)	Includes stock based compensation.
(8)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)

Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo. Total GEO represents gold and non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents and time deposits, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021

Net income (loss) attributable to Newmont stockholders	$213	$387	$448	$(46)
Net income (loss) attributable to noncontrolling interests	7	13	21	(718)
Net loss (income) from discontinued operations	5	(8)	(16)	(15)
Equity loss (income) of affiliates	(25)	(17)	(39)	(28)
Income and mining tax expense (benefit)	96	33	214	300
Depreciation and amortization	508	559	547	639
Interest expense, net of capitalized interest	55	57	62	66
EBITDA	859	1,024	1,237	198
EBITDA Adjustments:
(Gain) loss on asset and investment sales	(9)	—	35	(166)
Change in fair value of investments	(5)	135	(39)	(45)
Settlement costs	2	5	13	—
Restructuring and severance	2	—	1	1
Impairment of long-lived and other assets	1	2	—	7
COVID-19 specific costs	—	1	—	2
Pension settlement	—	—	130	4
Reclamation and remediation charges	—	—	13	1,587
Loss on debt extinguishment	—	—	—	11
Other	—	(18)	—	—
Adjusted EBITDA	850	1,149	1,390	1,599
12 month trailing Adjusted EBITDA	$4,988

Total Debt	$5,569
Lease and other financing obligations	558
Less: Cash and cash equivalents	(3,058)
Less: Time deposits	(653)
Total net debt	$2,416

Net debt to adjusted EBITDA	0.5

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Consolidated gold sales, net	$2,350	$2,516	$7,586	$7,628
Consolidated copper sales, net	48	72	223	204
Consolidated silver sales, net	105	143	401	486
Consolidated lead sales, net	26	42	98	129
Consolidated zinc sales, net	105	122	407	385
Total sales	$2,634	$2,895	$8,715	$8,832
	Three Months Ended September 30, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,386	$60	$106	$27	$122
Provisional pricing mark-to-market	(24)	(9)	(6)	—	—
Silver streaming amortization	—	—	17	—	—
Gross after provisional pricing and streaming impact	2,362	51	117	27	122
Treatment and refining charges	(12)	(3)	(12)	(1)	(17)
Net	$2,350	$48	$105	$26	$105
Consolidated ounces (thousands)/pounds (millions) sold	1,391	17	6,805	30	85
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,716	$3.45	$15.55	$0.89	$1.44
Provisional pricing mark-to-market	(17)	(0.53)	(0.85)	—	—
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,699	2.92	17.15	0.89	1.44
Treatment and refining charges	(8)	(0.12)	(1.73)	(0.03)	(0.19)
Net	$1,691	$2.80	$15.42	$0.86	$1.25
	Three Months Ended September 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,527	$75	$167	$30	$133
Provisional pricing mark-to-market	5	(1)	(29)	13	1
Silver streaming amortization	—	—	19	—	—
Gross after provisional pricing and streaming impact	2,532	74	157	43	134
Treatment and refining charges	(16)	(2)	(14)	(1)	(12)
Net	$2,516	$72	$143	$42	$122
Consolidated ounces (thousands)/pounds (millions) sold	1,416	18	7,792	42	98
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,784	$4.18	$21.52	$0.73	$1.35
Provisional pricing mark-to-market	4	(0.08)	(3.79)	0.29	0.01
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,788	4.10	20.17	1.02	1.36
Treatment and refining charges	(10)	(0.11)	(1.83)	(0.03)	(0.12)
Net	$1,778	$3.99	$18.34	$0.99	$1.24
(1)	Per ounce/pound measures may not recalculate due to rounding.

	Nine Months Ended September 30, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$7,642	$254	$402	$106	$478
Provisional pricing mark-to-market	(22)	(23)	(18)	(5)	(18)
Silver streaming amortization	—	—	56	—	—
Gross after provisional pricing and streaming impact	7,620	231	440	101	460
Treatment and refining charges	(34)	(8)	(39)	(3)	(53)
Net	$7,586	$223	$401	$98	$407
Consolidated ounces (thousands)/pounds (millions) sold	4,202	63	22,523	107	290
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,819	$4.03	$17.88	$1.00	$1.65
Provisional pricing mark-to-market	(5)	(0.37)	(0.78)	(0.05)	(0.06)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,814	3.66	19.55	0.95	1.59
Treatment and refining charges	(8)	(0.12)	(1.74)	(0.03)	(0.18)
Net	$1,806	$3.54	$17.81	$0.92	$1.41
	Nine Months Ended September 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$7,675	$204	$490	$130	$419
Provisional pricing mark-to-market	(10)	5	(20)	2	5
Silver streaming amortization	—	—	58	—	—
Gross after provisional pricing and streaming impact	7,665	209	528	132	424
Treatment and refining charges	(37)	(5)	(42)	(3)	(39)
Net	$7,628	$204	$486	$129	$385
Consolidated ounces (thousands)/pounds (millions) sold	4,277	49	23,938	134	319
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,794	$4.20	$20.49	$0.98	$1.32
Provisional pricing mark-to-market	(2)	0.09	(0.85)	0.01	0.01
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,792	4.29	22.08	0.99	1.33
Treatment and refining charges	(9)	(0.10)	(1.76)	(0.03)	(0.12)
Net	$1,783	$4.19	$20.32	$0.96	$1.21
(1)	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Consolidated gold sales, net	$2,350	$2,516	$7,586	$7,628
Consolidated other metal sales, net	284	379	1,129	1,204
Sales	$2,634	$2,895	$8,715	$8,832

Costs applicable to sales	$1,545	$1,367	$4,688	$3,895
Less: Consolidated other metal sales, net	(284)	(379)	(1,129)	(1,204)
By-Product costs applicable to sales	$1,261	$988	$3,559	$2,691
Gold sold (thousand ounces)	1,391	1,416	4,202	4,277
Total Gold CAS per ounce (by-product) (1)	$907	$698	$847	$629

Total AISC	$2,048	$1,853	$6,139	$5,354
Less: Consolidated other metal sales, net	(284)	(379)	(1,129)	(1,204)
By-Product AISC	$1,764	$1,474	$5,010	$4,150
Gold sold (thousand ounces)	1,391	1,416	4,202	4,277
Total Gold AISC per ounce (by-product) (1)	$1,268	$1,041	$1,192	$970
(1)	Per ounce/pound measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Tuesday, November 1, 2022 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	833.927.1758
Intl. Dial-In Number	929.526.1599
Dial-In Access Code	420913
Conference Name	Newmont
Replay Number	866.813.9403
Intl. Replay Number	44.204.525.0658
Replay Access Code	506221

Webcast Details
Title: Newmont Third Quarter 2022 Earnings Conference Call
URL: https://events.q4inc.com/attendee/751433351

The third quarter 2022 results will be available before the market opens on Tuesday, November 1, 2022, on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion, commercial production and other timelines; (v) expectations regarding future investments or divestitures; (vi) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; and (vii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Although the Company does not currently have operations in Ukraine, Russia or other parts of Europe, Russia’s invasion of Ukraine has resulted in uncertainties in the market which could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities. Investors are reminded that future dividends beyond the dividend payable on December 29, 2022 to holders of record at the close of business on December 8, 2022 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, each filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice Regarding Reserve and Resource:

Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2021, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 24, 2022 with the SEC.

Contacts

Media Contact
Courtney Boone
303.837.5159
courtney.boone@newmont.com

Investor Contact
Daniel Horton
303.837.5468
daniel.horton@newmont.com